FBR CAPITAL MARKETS

April 21, 2010

Shannon Small: Thank you and good morning. This is Shannon Small, senior vice president of corporate communications for FBR Capital Markets.

Before we begin this morning’s call I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on presence or future periods constitutes forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to the demand for public offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principle investments, available technologies, competition for business and personnel and general economic, political and market conditions. Additional information concerning these factors that could cause results to differ materially is contained in FBR Capital Markets annual report on Form 10-K and in quarterly reports on Form 10-Q.

Joining us on the call today is Brad Wright, chief financial officer. I would now like to turn the call over to Rick Hendrix, president and chief executive officer of FBR Capital Markets.

Rick Hendrix:     Thanks Shannon and good morning.

I’ll start with a brief discussion of our first quarter’s results and then give some perspective on how we view the outlook for the rest of the year.

The net after-tax loss for the quarter was $8.3 million, or $0.13 per diluted share. This compares with a net after-tax loss of $16.2 million, or $0.27 per diluted share, for the first quarter of 2009. Our pre-tax core operating loss was $18.1 million for the first quarter compared to a pre-tax core operating loss of $8.9 million in the first quarter of last year.

We continue to maintain a strong and liquid balance sheet. During the quarter we bought back 2.2 million shares of our stock for $11.7 million. This activity is consistent with our previously stated intent to buyback shares, on an annual basis, to offset the otherwise dilutive impact of the vesting of employee share-based compensation. As of March 31, 2010, shareholders' equity totaled $310 million, with over $170 million held in cash, and we had book value per share of $4.94.

Our ongoing efforts to maintain a reduced cost structure were reflected in our fixed non-compensation expenses which were down from $22.2 million in the first quarter of 2009 to $19.0 million this past quarter. While total non-interest expenses were up $3.5 million from the first quarter of 2009 to $68.8 million in the first quarter 2010, all of that increase was in compensation and benefit expense related to the addition of revenue-generating professionals to build out our new banking and trading businesses.

The shortcoming in this quarter’s results is driven solely by inadequate revenue. We generated $44.2 million of net revenue compared to $123.8 million the previous quarter and $49.7 million in the first quarter of 2009. I will break down the revenue picture into its components as I review each of our businesses. Collectively, however, the quarter-to-quarter decline clearly illustrates the still-volatile nature of quarterly revenue in our business model.

Investment banking entered the quarter with a strong pipeline of diverse opportunities, both in industry and product breadth– including institutional privates, IPOs, high yield and M&A. The results for the quarter included banking revenues of only $11.1 million compared to $7.9 million in the first quarter and $88.4 million in the fourth quarter of 2009. While a majority of the revenue was generated by our financial institutions group, we also completed three transactions each in the energy, real estate and diversified industrials sectors. Of particular note was the completion of our first ever book-managed transaction in the maritime shipping industry, which is part of our diversified industrials group.

While some of the transactions in our first quarter pipeline were either downsized or not completed, several transactions originally targeted for Q1 have simply been postponed to the second quarter. And, we feel good about our banking pipeline as we look forward.

Institutional brokerage revenues were $27.5 million for the first quarter. This compares to $39.7 million for the first quarter of 2009. Of that total, equity sales and trading revenues were $23.2 million, down 15% from the first quarter of 2009 and essentially flat with the fourth quarter of last year. Non-equity sales and trading revenues, including convertibles, credit, and listed options, were $4.5 million. Our cash equity performance was impacted by an industry-wide reduction in volumes. The decline in non-equity revenues was a function of these new businesses ramping up into the face of a fierce return of competition as well as lighter volumes and a return to a more normalized spread environment. Additionally in the first quarter, our new introducing prime brokerage business initiated service, bringing in its first clients to the firm.

Overall, we are confident that we will grow our brokerage revenues as our new businesses mature and we achieve increased market share in our cash equities business.  We continue to believe that proprietary research ideas, paired with exceptional execution, provide recognized value to buy-side clients.

Our asset management business generated fee revenues of $3.3 million in the first quarter. Mutual fund assets increased $181 million, or 14%, to $1.5 billion. Included in this number is the acquisition of the AFBA 5Star Funds operation, which represents an important first step in our asset management growth strategy and will contribute to our overall goal of expanding and diversifying our core sources of revenue.

Throughout 2009 we focused successfully on three important priorities: 1) maintaining a strong, liquid balance sheet, debt-free with high levels of cash; 2) enabling the success of our clients and 3) enhancing our ability to provide a breadth of corporate finance solutions. While these priorities remain paramount, in 2010, it is all about execution. Execution in: 1) generating revenue; 2) growing client relationships; 3) making our new businesses core to the company; and 4) gaining market share in each of our businesses.

The market may still present any number of challenges as the follow-on effects of this recession are felt for many years to come. While we see some positive indications and are hopeful for an improving economic picture, we also expect there will still be market turbulence and setbacks. We will continue to focus on improving our franchise and performance and we will make adjustments as necessary to reflect the environment in which we operate.

We obviously are not satisfied with our first quarter financial results. But despite those results, our expectations for the year remain fundamentally unchanged. The work we have done over the past two years has meaningfully reshaped and enhanced our ability to deliver results for clients. As I have previously mentioned and, as is clearly evident in this quarter’s results, our progress in executing this strategy will likely not show itself as a straight line in terms of revenue growth.

During the second half of last year we returned the firm to profitability. Our expectation is that our full year results will continue to build on that trend.

We’d be happy to take questions.

Operator: Ladies and gentlemen, if you have a question or comment at this time, please press star then one on your touch-tone telephone. If your question has been answered or you wish to remove yourself from the queue simply press the pound key. Again, if you have a question or comment at this time, please press star then one on your telephone keypad.

Our first question or comment comes from the line of Mr. Eric Bertrand for Barclays Capital, your line is open.

Eric Bertrand:     Hey, guys, how are you doing?

Rick Hendrix:     Good morning, Eric. Good. How are you?

Eric Bertrand:     The first big piece that pops off of the P&L was the tax benefit of $16 million wasn’t discussed in the press release or in the prepared remarks. Could you give some color about what’s going on in there?

Brad Wright:     Sure. The effective tax rate, Eric, is based on a full year forecast of taxable income. And the rate’s high relative to GAAP earnings because of the fact that we don’t have the deferreds on the balance sheet. So you can probably expect that rate to be somewhat volatile during the year as you know we forecast and refine the forecast of the full year. But until the deferreds get back on the balance sheet it’s going to be purely based on taxable income.

Eric Bertrand:     And how does – so $25-and-a-half million of pre tax loss how does that compare to what you’re referring to as taxable income? How you know I guess I’m just no understanding how we’re getting to…

Brad Wright:     Well, think of it this way. You’ve got a 66 percent effective rate.

Eric Bertrand:     Right.

Brad Wright:     Which means that if based on a full year forecast of taxable income the tax that would be generated from that forecast relative to forecasted book is 66 percent of book. So if you’ve got loss in this case then you’re going to have that rate of benefit. If you had earnings – if there were earnings this quarter it would have been that rate at – against those GAAP earnings.

Eric Bertrand:     OK. I’ll have to think about that some more. Getting to the revenue line in the investment bank you referred to some measure of your pipeline shifted from the first quarter into the second quarter. Can you give some measure of size of how much move? Is this something that we should expect that there’s a significant number of transactions that will show up in the second quarter that could make you profitable or even close to break even? Or how should we think about the size of the pipeline as we’re executing at this point you know most of the way through April?

Rick Hendrix:     Eric, as you know, we don’t sort of put a size on the pipeline. What I would tell you is that we felt good about the pipeline entering the first quarter. We had several transactions that either were not completed based on market conditions or based on circumstances at the potential issuer.

We had other transactions that were downsized. And we had a meaningful number that have moved to the second quarter. In addition, we have what we would have sort of normally looked at the second quarter from a pipeline standpoint. So as we sit here today we feel very good about where we are and we certainly don’t think that first quarter banking revenues reflect anything that looks like a run rate or annual number, certainly. And I think if you look at both our history on a quarterly basis but more importantly on a full year basis you’ll see that that’s the case.

And as you know we have sort of a proven part of our franchise which is these large lead managed transactions which create significant upside volatility to the banking revenue number. And we expect that that’s going to be apparent in some number of quarters throughout this year.

Eric Bertrand:     Are those large lead managed deals in that pipeline, in that second quarter pipeline that may have shifted from the first quarter to the second quarter? I don’t understand what type of deals are in there.

Rick Hendrix:     We have deals of significance in essentially all of our industry groups. And, as you know, those sort of larger than average transactions we’re referring to are typically institutional privates. And yes, there are transactions that look like that in the near term pipeline.

Eric Bertrand:     Excellent. Moving down to the institutional brokerage you know I heard your commentary that the industry volumes have slowed. And yet, just about every one of your larger peers that we pay attention to from the money center banks to the large cap brokers saw stronger equities businesses sequentially by a significant percentage.

How can we triangulate around how your institutional broker was down while the rest of the industry was basically up?

Rick Hendrix:     Well, we were essentially flat quarter-over-quarter in equities which we think is probably consistent with midsized peers. It might actually be a little bit better than some of our midsized peers.

Eric Bertrand:     OK.

Rick Hendrix:     There’s no question that the larger firms are – have taken market share over the past six months. I wouldn't say that our market share is down but from an industry standpoint the bigger firms have consolidated revenues meaningfully and they are sort of aggressively using their capital and size and I think have seen meaningfully positive results and you can see it in the numbers.

But I think we’re going to be consistent and maybe slightly better than our mid sized peers in terms of quarter-over-quarter performance.

Eric Bertrand:     Good. Getting to the point of deploying some capital to generate returns as some if some of your newer businesses, converts, credit trading, listed options are you know hoping to consume some of your capital to generate returns how have those gone this past quarter? In prior quarters, you have enlightened us with actual revenue numbers if you have that, that would be awesome.

Rick Hendrix:     We’re not going to breakdown sort of within the non-equity revenue line in each of the areas. I mean we’ve done it in the past but I think it’s a little bit misleading because we’re breaking it down by desk and desks can sort of stray product to product a little bit. So it probably doesn’t give a great picture.

But we have four-and-a-half million of revenue in the non-equity businesses in the aggregate. I would say you know from a trend standpoint industry wise, convertibles were slow. They were slow for everybody. And we have added a little bit of capital to convertible debt, not a lot on a net basis. We’ve added more capital to the credit desk which includes both loans and high yields. And that business is still in its ramping phase. But we feel good about each one of those. And I’d say within there the options business is probably exceeding our expectations currently.

Eric Bertrand:     OK. And just to tie back you are putting convertibles inside the non-equity business?

Rick Hendrix:     Correct.

Eric Bertrand:     OK. Fair enough. That kind of is the main questions that I’ve got. I’ll hop back into the queue if I come up with more.

Rick Hendrix:     Great. Thanks, Eric.

Operator: Our next question or comment comes from the line of Mr. Lee Matheson from Broadview Capital, your line is open.

Lee Matheson:     Where do the Ellington Financial IPOs stand? And what’s sort of the mark on that? What is book value?

Rick Hendrix:     Our mark on the shares that we own is $15 a share. And because they are in registration it’s probably not appropriate for us to comment on where that stands.

Lee Matheson:      OK.

Rick Hendrix:     But that’s where the mark is.

Lee Matheson:      OK. Great. And I think book value is meaningfully higher than that as per their last filing?

Rick Hendrix:     Yes, their last reported book value was meaningfully higher than that.

Lee Matheson:     Yes, OK. And I noticed you also put 10 million bucks into one of the bank recaps that you did. Can you just talk about whether that equity investment was necessary in order to get the investment banking mandate? Or you know can you talk about the principle investments that you’re making and whether you really see that as being core to your strategy?

Rick Hendrix:     Sure. You know how you define whether its core to the strategy, I think, is sort of - everybody’s going to view differently. It is part of our strategy to invest from time to time in transactions that we execute. And in the case of NBH Holdings which is the investment you’re referring to I would not describe it as necessary to win the mandate necessarily.

But it was part of an overall discussion and negotiation with the team that we put in place to start that business and execute the strategy. We actually hired the NBH management team at FBR prior to that capital raise. And that was part and parcel to the whole exercise was the fact that we intended to invest $10 million in the transaction. That turned out to be a $1.15 billion capital raise. And so the $10 million was not of consequence to the overall capital that was raised. And we felt like it was an investment that we wanted to make for our merchant bank.

And so it wasn’t key to winning a mandate. It certainly wasn’t key to executing the business but it is part of the strategy.

Lee Matheson:     OK. And you know the asset management side the 5Star fund is you know incremental. I guess you’re sort of pointing to the ability to break even maybe at 1.5 billion but that doesn’t do much. I mean if you want to move the needle on this what are you looking at doing? And is it necessarily going to mean you guys are going to go and spend money on an asset manager? Or is there a possibility that you could contribute your existing you know good track record and some AUM into a JV of some sort?

Rick Hendrix:     I think the most important piece of that is that we want to have a meaningful asset management business that is you know of significant value and contributes meaningfully to earnings at the firm. So there are a lot of different ways you can achieve that. And we haven’t said that we’re going to do one thing versus another.

But in terms of strategy what we’re looking for as an outcome is that we have a meaningful investment in earnings stream within our asset management business unit. And how we do that we’re open to and we’re doing a lot of work around how we grow beyond just organically.

Lee Matheson:     OK. And I mean how do you reconcile what is usually a pricey acquisition in the asset management space from an earnings multiple versus your own stock that trades well below tangible book. You know you guys have plenty of liquidity on the balance sheet. At what point do you with the buyback being so accretive to book value, why don’t you just continue to plow capital back into your own stock?

Rick Hendrix:     Well, as we talked about a lot last year you know we think that you know for a franchise like ours that there is some minimum amount of capital and liquidity that it’s important to have for clients to feel good about you from a trading perspective and for you to be able to take appropriate risks to grow your business.

And so we’re not looking to shrink our capital. We are intending to buy back shares as we did this quarter to make sure that we’re sort of holding our share count constant as employee shares get bled in.

Lee Matheson:     Right.

Rick Hendrix:     But if you think about sort of where you might be able to do something from an asset management perspective, I think it’s likely that you could acquire earnings in sort of the 10, 11, times range from a multiple perspective which would provide you sort of a nine to 10 percent return on a pre tax basis on the investment compared to earning zero on the cash and the balance sheet today.

And you certainly would believe that you’re going to have a meaningful growth rate if it was something that you wanted to move forward on. So you know we’re trading at sort of a you know 10 percent maybe less than 10 percent discount to tangible book. That’s obviously a risk free trade.

But I’m not sure that it you know the contracting from an investment standpoint is quite as stark as maybe the question would have suggested.

Lee Matheson:     OK. Fair enough. Thanks, guys.

Rick Hendrix:     Great, thanks, Lee.

Operator: Our next question or comment is a follow up from Mr. Eric Bertrand your line is open.

Eric Bertrand:     Can you hear me now?

Rick Hendrix:     Yes.

Eric Bertrand:     OK. Great. On the compensation line I just wanted to get into that one. Comparing year-over-year versus the first quarter ’09 you know compensation up six million, revenue down six million. You know I can appreciate that’s definitely from the build out of your new businesses, wanting to get into those new businesses themselves.

I’m assuming all new businesses are the non-equity businesses is that correct?

Rick Hendrix:     Yes, that’s roughly correct, Eric. But we’ve also added headcount to our investment banking business. Remember, we acquired Watch Hill late in the third quarter last year. So it’s not purely you know trading businesses. There’s a banking element to it as well.

And you know if you’re an industry banker you’re obviously selling more than just equities.

Eric Bertrand:     OK. Fair. What I’m trying to get at here is it seems like those new businesses are running at a north of 100 percent comp ratio. What will it take to get them below 100 percent comp ratio? And then how far out do you think it will take before they get to just breakeven?

Rick Hendrix:     Well, those businesses in the fourth quarter made money and ran certainly well below 100 percent comp ratio. And in all honesty we don’t have it broken out exactly the way - I sort of see what you’re trying to triangulate.

But I’m not sure that I would describe even the first quarter results as having 100 percent comp ratio in those businesses in isolation. So I would tell you we lost money in the aggregate in the new businesses in the first quarter. But it is a very small percentage of the loss overall for the company, somewhere less than 10 percent of the loss overall for the company.

Eric Bertrand:     I understand. I definitely understand that. I’m just trying to understand you know the prospect of these new businesses as they grow to help offset some of the losses in the other parts of your business.

Rick Hendrix:     They did do that in the whole company obviously given where revenues were in the fourth quarter was very profitable. And, I think, gives a good picture of the returns that we generate at more normalized revenue levels. But I expect those businesses to be profitable contributing this quarter and forward throughout the year.

Eric Bertrand:     So the non-equity businesses that were you know call it $5 million or so of revenue in the fourth quarter of ’09, those were profitable?

Rick Hendrix:     I believe that number was higher in the fourth quarter of ’09. I think it was – and again, I apologize because I don't have that exact number right in front of me. But yes, they were profitable in the fourth quarter.

Eric Bertrand:     OK. Because I have convertibles at about two million, credit trading at 2.2 and listed options of about one. So I don’t know if together I’m a little bit over five million and trying to see how – if that could be profitable that kind of revenue line.

But if it wasn’t wrong on revenue then it’s a different ratio.

Rick Hendrix:     No I believe you’re right on revenue. And it was profitable in the fourth quarter.

Eric Bertrand:     Excellent. OK. Thank you.

Operator: Again, ladies and gentlemen, if you have a question for comment at this time, please press star then one on your telephone keypad. I’m showing no additional audio questions at this time, sir.

Rick Hendrix:     Great. Thank you all for joining us this morning and we look forward to talking to you next quarter.

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